(H)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED UNDERWRITING AGREEMENT

between

VOYA CREDIT INCOME FUND (formerly, Voya Senior Income Fund)

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Credit Income Fund

(formerly, Voya Senior Income Fund)